As filed with the Securities and Exchange Commission on June 6, 2005
                        Registration No. 333-___________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 XACT AID, INC.

             (Exact name of registrant as specified in its charter)

      Nevada                                              11-3718650
--------------------------------               ---------------------------------
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                       5655 LINDERO CANYON ROAD, SUITE 106
                       WESTLAKE VILLAGE, CALIFORNIA 91362
               (Address of principal executive offices) (Zip Code)

                        2005 INCENTIVE EQUITY STOCK PLAN
                              (Full title of Plan)

                    FEDERICO G. CABO, CHIEF EXECUTIVE OFFICER
                       5655 LINDERO CANYON ROAD, SUITE 106
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                     (Name and address of agent for service)

                                 (866) 922-8243
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed     Proposed
Title of                                         Maximum      Maximum
Securities      Amount           Offering        Aggregate    Amount of
to be           to be            Price           Offering     Registration
Registered      Registered       Per Share(1)    Price(1)     Fee
----------      -----------      ------------    ----------   -----------
Common Stock,    2,500,000(2)    $1.00           $2,500,000   $294.25
no par value
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 on June 3, 2005.

(2) Includes shares of common stock issuable pursuant to the Xact Aid, Inc. 2005 Incentive Equity Stock Plan adopted as of May 20, 2005.

                                     PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in
Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

                    Federico G. Cabo, Chief Executive Officer
                       5655 Lindero Canyon Road, Suite 106
                       Westlake Village, California 91362
                                 (866) 922-8243

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

o Reference is made to the description of the Registrant's Registration Statement on Form SB-2, as filed with the Commission on November 26, 2004 (File No. 120807), including all amendments and reports filed with the Commission for the purpose of updating such Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with this registration statement will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, New York, New York 10018.

Item 6. Indemnification of Directors and Officers.

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

        Exhibit        Description
       --------        -------------------------------------------------
         5.1           Opinion of Sichenzia Ross Friedman Ference LLP
        10.1           Xact Aid, Inc. 2005 Incentive Equity Stock Plan
        23.1           Consent of Sichenzia Ross Friedman Ference LLP is
                       included in Exhibit 5.1
        23.2           Consent of Armando C. Ibarra, C.P.A.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on June 6, 2005.

                                       Xact Aid, Inc. a Nevada corporation

                                       By: /s/ Federico G. Cabo
                                           -------------------------------------
                                           Federico G. Cabo
                                           Chief Executive Officer


                                           /s/ Federico G. Cabo
                                           -------------------------------------
                                           Federico G. Cabo
                                           Chief Financial Officer

Pursuant to the requirements of the 1933 Securities Act, this Form S-8 Registration Statement has been signed by the following persons in the capacities with Xact Aid, Inc. and on the dates indicated.


Date: June 6, 2005                     By: /s/ Federico G. Cabo
                                           -------------------------------------
                                           Federico G. Cabo
                                           CEO, CFO and Director
                                           (principal accounting officer)


Date:  June 6, 2005                    By: /s/ Robert G. Pautsch
                                           -------------------------------------
                                           Robert G. Pautsch
                                           Director